Filed Pursuant to Rule 424(b)(3)
S-1 Registration Statement
SEC File No. 333-148727

PROSPECTUS SUPPLEMENT NO. 2
Prospectus Supplement dated March 18, 2008
to Prospectus declared
effective on January 28, 2008

PURE BIOSCIENCE

This prospectus supplement dated March 31, 2008, or this “prospectus supplement,” supplements and amends our prospectus dated January 28, 2008, relating to the offer and sale by the selling stockholders identified in such prospectus of up to 2,264,749 shares of our common stock. We refer to our prospectus dated January 28, 2008 as the “prospectus.” This prospectus supplement includes our attached current report on Form 8-K filed with the Securities and Exchange Commission on March 31, 2008.

You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information contained in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be utilized except in connection with, the prospectus, including any amendments or additional supplements thereto. Capitalized terms used in this prospectus supplement but not otherwise defined herein shall have the meanings given to such terms in the prospectus.

Our common stock is quoted on the OTC Bulletin Board under the symbol “PURE” and as of April 2, 2008 will be quoted on the NASDAQ Capital Market continuing under the symbol “PURE”.

The last reported sales price per share of our common stock, as reported by the OTC Bulletin Board on March 28, 2008, was $5.64.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 31, 2008.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

        Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         March 31, 2008
Date of Report (Date of earliest event reported):

PURE BIOSCIENCE
(Exact name of registrant as specified in charter)

California (State or other jurisdiction of incorporation)	33-0530289 (IRS Employer Identification No.)

1725 Gillespie Way, El Cajon, California 92020
(Address of principal executive offices)

(619) 586 8600
Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.   Regulation FD Disclosure
Item 8.01.   Other Events.

On March 31, 2008, PURE Bioscience announced today that its application for listing of its common stock has been approved by The NASDAQ Stock Market. PURE Bioscience anticipates that its common stock will begin trading on The NASDAQ Capital Market at the opening of the market on Wednesday April 2, 2008. The stock will trade under the symbol “PURE.” The Press Release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this 8-K (including Exhibit 99.1) is being “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date of this report, except as shall be expressly set forth by specific reference in such filing.

This Current Report on Form 8-K contains “forward-looking statements” that do not convey historical information, but relate to predicted or potential future events, such as statements of our plans, strategies and intentions. These statements can often be identified by the use of forward-looking terminology such as “believe,” “expect,” “intend,” “may,” “will,” “should,” or “anticipate” or similar terminology. All statements other than statements of historical facts included in this Current Report on Form 8-K are forward-looking statements. All forward-looking statements speak only as of the date of this Current Report on Form 8-K. Except for PURE’s ongoing obligations to disclose material information under the federal securities laws, PURE undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition to the risks and uncertainties of ordinary business operations and conditions in the general economy and the markets in which Pure competes, the forward-looking statements of PURE contained in this Current Report on Form 8-K are also subject various risks and uncertainties, including those set forth in “Risk Factors”, in PURE’s Annual Report on Form 10-KSB for the fiscal year ended JULY 31, 2007, and in its subsequent filings made with the Securities and Exchange Commission.

Item 9.01.   Financial Statements and Exhibits

(d)	The following exhibits are filed with this report:

Exhibit Number	Description

99.1	Press Release dated March 31, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PURE BIOSCIENCE

Dated: March 31, 2008

/s/ Michael L. Krall
Michael L. Krall, Chief Executive Officer

Exhibit 99.1

NEWS

PURE Bioscience Announces Approval to List on The NASDAQ Stock Market

San Diego, CA – March 31, 2008: PURE Bioscience (OTCBB: PURE) announced today that its application for listing of its common stock has been approved by The NASDAQ Stock Market. PURE Bioscience anticipates that its common stock will begin trading on The NASDAQ Capital Market at the opening of the market on Wednesday April 2, 2008. The stock will trade under the symbol “PURE.”

“Returning to the NASDAQ Stock Market has been a primary goal for us this year,” said Michael L. Krall, President and Chief Executive Officer of PURE Bioscience. “We expect NASDAQ’s electronic multiple market maker structure to provide our company with enhanced exposure and liquidity, and afford our investors the best prices, the fastest execution, and the lowest cost per trade. As the world’s largest electronic stock market, NASDAQ promotes innovation and attracts leading growth companies from a diverse group of sectors. PURE Bioscience certainly fits that description, and we look forward to being a part of The NASDAQ Stock Market.”

“We are thrilled that PURE Bioscience has chosen to relist their stock on NASDAQ,” said Bob McCooey, Senior Vice President of New Listings and Capital Markets of The NASDAQ OMX Group, Inc. “PURE Bioscience joins the world’s largest exchange company that spans six continents.” We look forward to supporting PURE Bioscience and its shareholders as they make their transition to NASDAQ.”

About PURE Bioscience
PURE Bioscience develops and markets technology-based bioscience products that provide solutions to numerous global health challenges, including Staph (MRSA). PURE’s proprietary high efficacy/low toxicity bioscience technologies, including its silver dihydrogen citrate-based antimicrobials, represent innovative advances in diverse markets and lead today’s global trend toward industry and consumer use of “green” products while providing competitive advantages in efficacy and safety. Patented SDC is an electrolytically generated source of stabilized ionic silver which formulates well with other compounds. As a platform technology, SDC is distinguished from competitors in the marketplace because of its superior efficacy, reduced toxicity and the inability of bacteria to form a resistance to it. PURE is headquartered in El Cajon, California (San Diego metropolitan area). Additional information on PURE is available at www.purebio.com.

About NASDAQ®
The NASDAQ Stock Market, a national exchange owned and operated by the NASDAQ OMX Group, Inc., is the largest U.S. electronic stock market. With approximately 3,200 companies, it lists more companies and, on average, its systems trade more shares per day than any other U.S. market. NASDAQ is home to companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology.

For more information about NASDAQ, visit the NASDAQ Web site at www.nasdaq.com or the NASDAQ Newsroom(SM) at www.nasdaq.com/newsroom.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, acceptance of the Company’s current and future products and services in the marketplace, the ability of the Company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Investor Contact: Paul G. Henning, Vice President Cameron Associates (212) 554-5462 paul@cameronassoc.com	Media Contact: Karen Sparks, Mentus 858-455-5500 x 275 karen@mentus.com